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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Spectranetics Corporation:

We consent to the use of our reports dated March 13, 2013, with respect to the consolidated balance sheet of The Spectranetics Corporation as of December 31, 2012, and the related consolidated statements of comprehensive income (loss), stockholders' equity, and cash flows for the year ended December 31, 2012, financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the amended registration statement on Form S-3 and related prospectus.

/s/ KPMG LLP

Denver, Colorado
March 25, 2013

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm